EXHIBIT 5

                        [Letterhead of D.R. Horton, Inc.]





                                February 16, 1999



D.R. Horton, Inc.
1901 Ascension Blvd.
Suite 100
Arlington, Texas  76006

Re:      D.R. Horton, Inc. 1999 Employee Stock Purchase Plan

Ladies and Gentlemen:

         This opinion is being delivered in connection with a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance by D.R. Horton, Inc., a Delaware corporation (the "Company"), of up to 5,000,000 shares of the Company's Common Stock, $0.01 par value per share (the "Shares"), issuable from time to time pursuant to the D.R. Horton, Inc. 1999 Employee Stock Purchase Plan (the "Plan"). I am the Senior Vice President and General Counsel of the Company, and, as such, I am familiar with the Plan.

         In rendering this opinion, I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based thereon, I am of the opinion that the Shares that may be issued pursuant to the Plan will be, when issued in accordance with the Plan, duly authorized, validly issued, fully paid and non-assessable.

         I am licensed to practice law in the State of Texas, and I express no opinion as to any laws other than those of such jurisdiction and the laws of the United States of America and the General Corporation Law of the State of Delaware.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Item 5. Interests of Named Experts and Counsel" in such Registration Statement.

                                Very truly yours,

                                /s/ Charles N. Warren

                                Charles N. Warren
                                Senior Vice President
                                and General Counsel